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UNITRODE CORPORATION AND CONSOLIDATED SUBSIDIARIES
Annual Report on Form 10-K

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                                                                      Exhibit 11

               UNITRODE CORPORATION AND CONSOLIDATED SUBSIDIARIES

          Calculation of Primary and Fully Diluted Net Income Per Share

Years Ended January 31                                  1996          1995          1994
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
Income before cumulative effect
 of change in accounting principle                  $17,518,904    $9,248,527    $ 8,348,375
Cumulative effect of change in
    accounting for income taxes                               -             -      8,100,000
                                                    -----------    ----------    -----------
Net income                                          $17,518,904    $9,248,527    $16,448,375
                                                    ===========    ==========    ===========

Calculation of primary earnings per share:
- ------------------------------------------
  Weighted average of common shares
    outstanding                                      11,497,179    11,975,808     12,511,877
  Common equivalent shares                              409,922       384,597        412,228
                                                    -----------    ----------    -----------
  Weighted average common and common
    equivalent shares outstanding                    11,907,101    12,360,405     12,924,105
                                                    ===========    ==========    ===========
  Income before cumulative effect of
    change in accounting principle                  $      1.47    $      .75    $       .65
                                                    ===========    ==========    ===========
  Cumulative effect of change in accounting
    principle                                       $         -    $        -    $       .63
                                                    ===========    ==========    ===========
  Net income                                        $      1.47    $      .75    $      1.27
                                                    ===========    ==========    ===========


Calculation of fully diluted earnings per share:
- ------------------------------------------------
  Weighted average common and common equivalent
    shares outstanding (as determined for the
    primary earnings per share calculation
    above)                                           11,907,101    12,360,405     12,924,105
  Incremental shares to reflect full
    dilution                                             26,604(1)     14,134(1)      15,125(1)
                                                    -----------    ----------    -----------
  Weighted average of common and common
    equivalent shares outstanding, as
    adjusted                                         11,933,705    12,374,539     12,939,230
                                                    ===========    ==========    ===========
  Income before cumulative effect of change
   in accounting principle                          $      1.47    $      .75    $       .65
                                                    ===========    ==========    ===========
  Cumulative effect of change in accounting
    principle                                       $         -    $        -    $       .63
                                                    ===========    ==========    ===========
  Net income                                        $      1.47    $      .75    $      1.27
                                                    ===========    ==========    ===========


(1) This calculation is submitted in accordance with Regulation S-K item 601(b)
(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.